AEP Industries Inc. Reports Fiscal 2012 Second Quarter and Year-to-date Results

SOUTH HACKENSACK, N.J., June 11, 2012 /PRNewswire/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company" or "AEP") today reported financial results for its second quarter ended April 30, 2012.

Net sales for the second quarter of fiscal 2012 increased $48.2 million, or 19%, to $296.7 million from $248.5 million for the second quarter of fiscal 2011. Net sales for the six months ended April 30, 2012 increased $98.0 million, or 21%, to $564.3 million from $466.3 million in the same period of the prior fiscal year. Excluding the impact of the Company's October 14, 2011 acquisition of Webster Industries ("Webster"), the increases were the result of an increase in average selling prices primarily attributable to the pass-through of higher resin costs to customers during the comparable periods, combined with a 2% and 4% increase in sales volume for the three and six months ended April 30, 2012, respectively. The acquisition of Webster added $29.4 million and $59.2 million in net sales during the three and six months ended April 30, 2012, respectively.

Gross profit for the second quarter of fiscal 2012 was $43.1 million, an increase of $13.3 million, or 44%, compared to the comparable period in the prior fiscal year. Excluding the impact of the LIFO reserve change during the periods and $3.3 million in gross profit contributed from Webster, gross profit increased $6.3 million primarily due to increased sales volumes and improved material margins and plant utilization.

Gross profit for the first six months of fiscal 2012 was $77.8 million, an increase of $18.4 million, or 31%, compared to the comparable period in the prior fiscal year. Excluding the impact of the LIFO reserve change during the periods and $5.7 million in gross profit contributed from Webster, gross profit increased $8.2 million primarily due to increased sales volumes and improved material margins and plant utilization.

Operating expenses for the second quarter of fiscal 2012 were $30.4 million, an increase of $4.9 million, or 19%, compared to the comparable period in the prior fiscal year and for the first six months of fiscal 2012 were $59.7 million, an increase of $9.7 million, or 19%, compared to the comparable period in the prior fiscal year. Webster incurred $3.9 million and $7.5 million in operating expenses for the three and six months ended April 30, 2012, respectively. Without the Webster impact, operating expenses increased $1.0 million and $2.2 million for the three and six months ended April 30, 2012, respectively, primarily due to an increase in selling and delivery costs as a result of more volumes sold, increased fuel costs, and an increase in share-based compensation costs associated with the Company's stock options and performance units.

"We are very pleased to deliver sales growth in our traditional businesses particularly with such a high degree of economic pessimism in our markets," said Brendan Barba, Chairman, President and Chief Executive Officer of the Company. "Despite fluctuating resin costs, we have improved margins through a combination of cost controls and increased volumes. We are excited by the improvement in the results of our 2011 Webster acquisition. We expect Webster's operating income will steadily increase as we continue to implement synergies and to improve efficiencies."

Interest expense for the three months ended April 30, 2012 decreased $0.8 million as compared to the prior year period and for the six months ended April 30, 2012 increased $0.2 million as compared to the prior year period. Included in the prior year periods are the write-off of unamortized issuance costs related to the 2013 senior notes, the early tender fee paid to the holders of 2013 senior notes and fees related to the partial repurchase of the 2012 senior notes. Without these items, interest expense increased $0.8 million and $1.8 million for the three and six months ended April 30, 2012, respectively, resulting primarily from higher borrowings and interest rates payable under the Company's senior notes due 2019.

Net income for the three months ended April 30, 2012 was $4.8 million, or $0.87 per diluted share, as compared to a net loss of $0.7 million, or $(0.11) per diluted share, for the three months ended April 30, 2011. Net income for the six months ended April 30, 2012 was $5.2 million, or $0.94 per diluted share, as compared to net income of $0.4 million, or $0.06 per diluted share, for the six months ended April 30, 2011.

Adjusted EBITDA (defined below) was $24.8 million in the current quarter as compared to $19.9 million for the three months ended April 30, 2011. Adjusted EBITDA for the six months ended April 30, 2012 was $40.1 million, as compared to $35.0 million for the six months ended April 30, 2011.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense) and non-cash share-based compensation expense. The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), other non-operating items and non-cash share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Second Quarter	April YTD	Second Quarter	April YTD
	Fiscal 2012	Fiscal 2012	Fiscal 2011	Fiscal 2011
	(in thousands)

Net income (loss)	$ 4,837	$ 5,191	$ (678)	$ 387
Provision (benefit) for taxes	3,004	3,285	(671)	(429)
Interest expense	4,871	9,708	5,652	9,465
Depreciation and amortization expense	5,610	11,301	5,525	10,893
Increase in LIFO reserve	5,607	8,900	9,285	13,372
Other non-operating expense (income)	21	(64)	48	(59)
Non-cash share-based compensation	890	1,769	712	1,381

Adjusted EBITDA	$ 24,840	$ 40,090	$ 19,873	$ 35,010

The Company invites all interested parties to listen to its second quarter conference call live over the Internet at www.aepinc.com on June 12, 2012, at 10:00 a.m. ET or by dialing 888-802-8577 for domestic participants or 404-665-9928 for international participants and referencing passcode 82541179. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with resin and product pricing, volume, resin availability, the integration of Webster Industries, our new operating system, our liquidity and market conditions generally, including the continuing impacts of the U.S. recession and the global credit and financial crisis. Those and other risks are described in the Company's annual report on Form 10-K for the year ended October 31, 2011 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (in thousands, except per share data)
	For the Three Months Ended April 30,		For the Six Months Ended April 30,
	2012	2011	2012	2011
NET SALES	$296,663	$248,540	$564,327	$466,267
COST OF SALES	253,521	218,670	486,531	406,887
Gross profit	43,142	29,870	77,796	59,380
OPERATING EXPENSES:
Delivery	13,294	11,296	25,781	21,589
Selling	10,011	8,786	19,805	17,497
General and administrative	7,104	5,441	14,090	10,912
Total operating expenses	30,409	25,523	59,676	49,998
OTHER OPERATING INCOME (EXPENSE):
Gain (loss) on sales of property, plant and equipment, net	—	4	—	(18)
Operating income	12,733	4,351	18,120	9,364
OTHER (EXPENSE) INCOME:
Interest expense	(4,871)	(5,652)	(9,708)	(9,465)
Other, net	(21)	(48)	64	59
Income (loss) before (provision) benefit for income taxes	7,841	(1,349)	8,476	(42)
(PROVISION) BENEFIT FOR INCOME TAXES	(3,004)	671	(3,285)	429
Net income (loss)	$4,837	$(678)	$5,191	$387
BASIC EARNINGS (LOSS) PER COMMON SHARE:
Net income (loss) per common share	$0.88	$(0.11)	$0.94	$0.06
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Net income (loss) per common share	$0.87	$(0.11)	$0.94	$0.06

Contact: Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com